

Carmen Herrera (b. 1915– d. 2022)



Initial Offering Price

$405,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



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All of Herrera's top five auction records have been set in the last 5 years and are dominated by Herrera's geometric abstract style paintings. Between 2014 and 2023, the average price for her paintings increased at an annualized growth rate of 28%.

INVESTMENT THESIS

Price Appreciation of Similar Works

25.8%

Sharpe Ratio (2015-2021) watch video

Carmen Herrera	Not enough data
All Art	0.58
S&P 500	1.10

24% Progress

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Carmen Herrera

(b. 1915– d. 2022)

Why we like this offering

1. The Artwork is a large-scale, late-career example of a pure geometric abstract painting by Carmen Herrera, a style she began exploring in 1948 and pursued for the remainder of her career.
2. The Artwork is representative of Carmen Herrera's mature painting style, which uses limited contrasting color palettes and geometric planes of color to explore themes of spatial tension and rhythm in conversation with modernist abstraction.
3. The Artwork is a predominantly flat cobalt blue square canvas intersected by an irregular yellow polygon, which reaches diagonally across the width of the canvas. Yellow dominates much of the left side of the canvas and narrows to a sharp point in the upper right of the canvas. Carmen Herrera tilts the position of the yellow poligon, so the work is not quite diagonally symmetrical.
4. Carmen Herrera's records at auction are led by Blanco y Verde (1966-1967), which sold for $2,900,000 at Sotheby's New York, on March 1, 2019, Blanco y Verde (1966), which sold for $2,655,000 at Phillips New York on November 15, 2018, and Green and Orange (1958), which sold for $2,200,000 at Phillips, New York, on June 23, 2021.
5. Herrera was the subject of a large-scale survey at the Whitney Museum of American Art in New York in 2016, which traveled to the Wexner Center for the Arts in Columbus in 2017, and Kunstsammlung Nordrhein-Westfalen in Düsseldorf in 2017 to 2018.
6. Artworks of similar size created since 2010 have sold at auction for as much as almost $1 million, and include: Aquila Verde (2015), which sold for $998,421 (£ 724,300) at Phillips London on April 15, 2021, Amarillo y Negro (2010), which sold for $630,000 at Phillips New York on November 17, 2021, and Noche Verde (2016), which was purchased by Masterworks 193, LLC for $567,000 at Phillips New York on November 15, 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$2,409,308	10	$2,400,000



Turnover by Year
4.1M
3.1M
2.1M
1M
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14
15
16
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19
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21
22



Lots Auctioned
Sold
Unsold
13
9.75
6.5
3.25
11
12
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14
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22

Initial Offering Price	**$405,000**
Offering Circular	sec.gov/edgar

Painting





About Carmen Herrera

Carmen Herrera (b. 1915, Havana, Cuba- d. 2022, New York, NY) is one of the most important Cuban American artists working today. Though Herrera pioneered hard-edge abstraction in the late 1940s, her international institutional and market recognition is relatively recent. Herrera's work was also included in the important 1951 show "Art Cubain Contemporain" at the Musée National d'Art Moderne.

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CARMEN HERRERA

B. 1915, CUBA - D. 2022, NEW YORK



$405,000

INITIAL OFFERING

25.8%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

31.6%

ANNUAL RECORD PRICE APPRECIATION[3]

Acrylic on canvas | 36 × 36 in. (69 × 69 cm.)

Carmen Herrera is internationally recognized as a leading figure in geometric abstraction.

The Artwork is a large-scale, late-career example of a pure geometric abstract painting by Carmen Herrera, a style she began exploring in 1948 and pursued for the remainder of her career. The Artwork is representative of Carmen Herrera's mature painting style, which uses limited contrasting color palettes and geometric planes of color to explore themes of spatial tension and rhythm in conversation with modernist abstraction. The Artwork is a predominantly flat cobalt blue square canvas intersected by an irregular yellow polygon, which reaches diagonally across the width of the canvas. Yellow dominates much of the left side of the canvas and narrows to a sharp point in the upper right of the canvas. Carmen Herrera tilts the position of the yellow poligon, so the work is not quite diagonally symmetrical. Carmen Herrera's records at auction are led by Blanco y Verde (1966-1967), which sold for $2,900,000 at Sotheby's New York, on March 1, 2019, Blanco y Verde (1966), which sold for $2,655,000 at Phillips New York on November 15, 2018, and Green and Orange (1958), which sold for $2,200,000 at Phillips, New York, on June 23, 2021. Artworks of similar size created since 2010 have sold at auction for as much as almost $1 million, and include: Aquila Verde (2015), which sold for $998,421 (£ 724,300) at Phillips London on April 15, 2021, Amarillo y Negro (2010), which sold for $630,000 at Phillips New York on November 17, 2021, and Noche Verde (2016), which was purchased by Masterworks 193, LLC for $567,000 at Phillips New York on November 15, 2022.

Carmen Herrera's work is now held in the permanent collections of renowned institutions around the world, including the National Gallery of Art in Washington D.C., the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Metropolitan Museum of Art in New York,

AS OF JULY 28, 2023, HERRERA'S TOP RECORDS AT AUCTION ARE LED BY BLANCO Y VERDE (1966-1967), WHICH SOLD FOR $2,900,000 AT SOTHEBY'S NEW YORK, ON MARCH 1, 2019, FOLLOWED BY BLANCO Y VERDE (1966), WHICH SOLD FOR $2,655,000 AT PHILLIPS NEW YORK ON NOVEMBER 15, 2018, AND GREEN AND ORANGE (1958), WHICH SOLD FOR $2,200,000 AT PHILLIPS, NEW YORK, ON JUNE 23, 2021.

El Museo del Barrio in New York, The Smithsonian American Art Museum in Washington D.C., the Walker Art Center, Minneapolis, the Museum of Fine Arts Boston, the Tate in London, Kunstsammlung Nordrhein-Westfalen in Düsseldorf, and the Guggenheim Abu Dhabi, among others. In the wake of the aforementioned survey of Herrera's work at the Whitney Museum in 2016, examples of the artist's work increasingly appeared at auction. As of June 27, 2023, all of the artist's top five auction records have been set in the last 5 years and are dominated by Herrera's large-scale geometric abstract paintings from the late 1950s and 1960s. As of July 28, 2023, Herrera's top records at auction are led by Blanco y Verde (1966-1967), which sold for $2,900,000 at Sotheby's New York, on March 1, 2019, followed by Blanco y Verde (1966), which sold for $2,655,000 at Phillips New York on November 15, 2018, and Green and Orange (1958), which sold for $2,200,000 at Phillips, New York, on June 23, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$80,500
$43,750
$62,500
$275,000
$519,000
$998,421
$261,112
$630,000
$383,585
$567,000
11/15/2011
11/20/2012
11/19/2013
5/15/2019
5/16/2019
4/15/2021
4/27/2021
11/17/2021
6/30/2022
11/15/2022
Implied Historical Growth

Carmen Herrera (b. 1915, Havana, Cuba - d. 2022, New York, NY) is internationally recognized as a leading figure in geometric abstraction. Herrera began her art education at just eight years old, when she and her brother enrolled in private art classes with the famous artist Federico Edelmann y Pinto in her hometown of Havana, Cuba. At fourteen years old, she studied abroad at the Marymount School in Paris and spent many hours in the city's museums and galleries. The budding artist returned to Havana in 1931 to study at the Lyceum Women's Club, where she attended politically engaged lectures by outspoken artists during the Spanish Civil War of 1936 and participated in protest art. She was particularly interested in wood carving at the time, and her wooden sculpture Cristo was exhibited at the Primera Exposición de Pintura y Escultura al Aire Libre (First Outdoor Exposition of Painting and Sculpture) in Havana. The political unrest in Cuba limited Herrera's next steps so she chose to study architecture at the University de La Habana in 1938; however, she left after just one year due to the gender discrimination she perceived in the field. In 1939, Herrera moved to New York to marry her husband. Seeking a creative community, she took classes with the Australian painter Samuel Brecher at the Young Men's Hebrew Association, attended the Arts Students League on a scholarship, and studied printmaking at the Brooklyn Museum. During this period, the artist's practice shifted away from wooden sculpture to painting. After a few years on the periphery of New York's art world, Herrera and her husband moved back to Paris for five years, where she experimented with geometric canvases and pure abstraction. She exhibited her work in the Salon des Réalités Nouvelles at the Musée d'Art Moderne de la Ville de Paris five times between 1949 and 1953. Despite her traction in Paris, when she returned to New York in 1954, Herrera's abstract paintings were repeatedly denied by galleries because of her gender and ethnicity. She allied herself with the Latin American Concrete painting and continued to develop her body of work, unphased by the rejection. Although she did not sell her first painting until she was 89 years old, by the end of the artist's life, Herrera was the subject of a large-scale survey at the Whitney Museum of American Art in New York in 2016, which traveled to the Wexner Center for the Arts in Columbus in 2017, and Kunstsammlung Nordrhein-Westfalen in Düsseldorf in 2017 to 2018. Herrera passed away in February 2022, at the age of 106, and as of November 18, 2022, her estate is represented by Lisson Gallery in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Carmen Herrera with the following criteria: works on canvas executed 1980 to present that measure between 20 inches by 20 inches and 75 inches by 75 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 25.8% CAGR implied from selected sales occurring from November 15, 2011 to November 15, 2022.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Carmen Herrera have a record price compound annual growth rate ("CAGR") of 32.7% from November 20, 2006 to December 31, 2022. This calculation is based on (i) a record price of $25,000 on November 20, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,400,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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